Filed Pursuant to Rule 424(b)(3)
Registration No. 333-134553

Amendment No. 1, dated September 14, 2006, to

PRICING SUPPLEMENT NO. 22 dated August 21, 2006

to Prospectus Supplement dated May 30, 2006

and Prospectus dated May 30, 2006

LEHMAN BROTHERS HOLDINGS INC.

Medium-Term Notes, Series I

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 30, 2006, as supplemented by the Prospectus Supplement, dated May 30, 2006 (as so supplemented, together with all documents incorporated by reference therein, the “Prospectus”), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

CUSIP No.:	52517PL25

ISIN:	US52517PL252

Specified Currency:	Principal:	U.S. Dollars
	Interest:	U.S. Dollars

Principal Amount:	$22,225,000

	Total	Per Note
Issue Price:	$22,225,000	100%
Agents’ Commission:	$0	0%
Proceeds to Lehman Brothers Holdings:	$22,225,000	100%

On the Issue Date, we may, without the consent of the holders of Notes, issue additional notes similar to these Notes in all respects except for the Issue Price. Following the Issue Date, we may, without the consent of the holders of Notes, create and issue additional notes similar to these Notes in all respects except for the Issue Date, Issue Price, Outstanding Principal Amount and the payment of interest accruing prior to the Issue Date of such additional notes. All such additional notes will be consolidated and form a single tranche with, have the same CUSIP and ISIN numbers as and trade interchangeably with these Notes.

Agents:	Lehman Brothers

Agents’ Capacity:	☒ As principal ☐ As agent

☒                      The Notes are being offered at a fixed initial public offering price equal to the Issue Price.

☐                        The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

Trade Date:	August 21, 2006

Issue Date:	September 15, 2006

Stated Maturity Date:	December 15, 2028; provided that if such day is not a New York and London business day, then such day will be the following New York and London business day.

Date From Which Interest Accrues:	☒ Issue Date
☐ Other:
☒ Fixed Rate Note

Interest Rate per Annum:	See “Interest Amount” below.

☐ Floating Rate Note	☐ CD Rate
☐ Commercial Paper Rate
☐ Federal Funds (Effective) Rate
☐ Federal Funds (Open) Rate
☐ LIBOR Telerate
☐ LIBOR Reuters
☐ EURIBOR
☐ Treasury Rate: Constant Maturity ☐ Yes ☐ No
☐ Prime Rate
☐ Eleventh District Cost of Funds Rate
☐ CMS Rate
☐ Other:

Spread:	Not applicable

Spread Multiplier:	Not applicable

Maximum Rate:	Not applicable

Minimum Rate:	Not applicable

Total Payment Amount:

On each Payment Date, an amount equal to (a) the applicable Interest Amount plus (b) the applicable Principal Payment. For further information regarding the Total Payment payable on each Payment Date, see “Amortization Schedule” below.

Interest Amount:

For each Interest Calculation Period: 5.54000973% times Outstanding Principal Amount. For further information regarding the Interest Amount payable on each Payment Date, see “Amortization Schedule” below.

Principal Payment:

An amount equal to (a) for the Payment Date occurring on December 15, 2006, $437,500 minus the Interest Amount payable on such Payment Date, and (b) for each Payment Date occurring after December 15, 2006 to and including the Maturity Date, $875,000 minus the Interest Amount payable on such Payment Date. For further information regarding the Principal Payment to be made on each Payment Date, see “Amortization Schedule” below.

Outstanding Principal Amount:

For (a) the first Interest Calculation Period, the Initial Principal Amount, and (b) for each succeeding Interest Calculation Period, an amount equal to (i) the Initial Principal Amount minus (ii) the sum of the Principal Payments made on each Payment Date to and including the Payment Date that is the first day of that Interest Calculation Period. For further information regarding the Outstanding Principal Amount with respect to each Payment Date, see “Amortization Schedule” below.

Interest Calculation Period:

Semi-annually from and including each Payment Date (or the Issue Date, in the case of the first Interest Calculation Period), to but excluding the next succeeding Payment Date (or the Maturity Date, in the case of the final Interest Calculation Period)

Payment Dates:

Semi-annually on the 15th of each December and June, commencing on December 15, 2006 and ending on the Maturity Date; provided that if any such day is not a New York and London business day, then such day will be the following New York and London business day unless such day falls in the following month in which case it will be the preceding New York and London business day.

Interest Determination Dates:	Not applicable

Interest Reset Dates:	Not applicable

Adjusted:	☐ Yes ☒ No

Calculation Agent:	Lehman Brothers Special Financing

Optional Redemption:	Not applicable

Business Day:	London and New York

Authorized Denominations:	$1,000 and whole multiples of $1,000, subject to smaller denominations as a result of principal payments made as described under “Amortization Schedule” below.

Form of Note:	☒ Book-entry only (global) ☐ Certified

Amortization Schedule:

Payment Date	Outstanding Principal Amount	Principal Payment	Interest Amount	Total Payment Amount	Principal Amount Remaining after Principal Payment
12/15/2006	$22,225,000	$129,683	$307,817	$437,500	$22,095,317
6/15/2007	$22,095,317	$262,959	$612,041	$875,000	$21,832,358
12/15/2007	$21,832,358	$270,243	$604,757	$875,000	$21,562,116
6/15/2008	$21,562,116	$277,728	$597,272	$875,000	$21,284,387
12/15/2008	$21,284,387	$285,421	$589,579	$875,000	$20,998,966
6/15/2009	$20,998,966	$293,328	$581,672	$875,000	$20,705,638
12/15/2009	$20,705,638	$301,453	$573,547	$875,000	$20,404,185
6/15/2010	$20,404,185	$309,803	$565,197	$875,000	$20,094,382
12/15/2010	$20,094,382	$318,385	$556,615	$875,000	$19,775,998
6/15/2011	$19,775,998	$327,204	$547,796	$875,000	$19,448,794
12/15/2011	$19,448,794	$336,267	$538,733	$875,000	$19,112,526
6/15/2012	$19,112,526	$345,582	$529,418	$875,000	$18,766,944
12/15/2012	$18,766,944	$355,155	$519,845	$875,000	$18,411,789
6/15/2013	$18,411,789	$364,993	$510,007	$875,000	$18,046,797
12/15/2013	$18,046,797	$375,103	$499,897	$875,000	$17,671,694
6/15/2014	$17,671,694	$385,493	$489,507	$875,000	$17,286,201
12/15/2014	$17,286,201	$396,171	$478,829	$875,000	$16,890,029
6/15/2015	$16,890,029	$407,145	$467,855	$875,000	$16,482,884
12/15/2015	$16,482,884	$418,423	$456,577	$875,000	$16,064,461
6/15/2016	$16,064,461	$430,014	$444,986	$875,000	$15,634,447
12/15/2016	$15,634,447	$441,925	$433,075	$875,000	$15,192,522
6/15/2017	$15,192,522	$454,166	$420,834	$875,000	$14,738,356
12/15/2017	$14,738,356	$466,747	$408,253	$875,000	$14,271,609
6/15/2018	$14,271,609	$479,676	$395,324	$875,000	$13,791,933
12/15/2018	$13,791,933	$492,963	$382,037	$875,000	$13,298,970
6/15/2019	$13,298,970	$506,618	$368,382	$875,000	$12,792,352

12/15/2019	$12,792,352	$520,651	$354,349	$875,000	$12,271,701
6/15/2020	$12,271,701	$535,073	$339,927	$875,000	$11,736,628
12/15/2020	$11,736,628	$549,895	$325,105	$875,000	$11,186,733
6/15/2021	$11,186,733	$565,127	$309,873	$875,000	$10,621,606
12/15/2021	$10,621,606	$580,781	$294,219	$875,000	$10,040,825
6/15/2022	$10,040,825	$596,869	$278,131	$875,000	$9,443,956
12/15/2022	$9,443,956	$613,402	$261,598	$875,000	$8,830,554
6/15/2023	$8,830,554	$630,393	$244,607	$875,000	$8,200,161
12/15/2023	$8,200,161	$647,855	$227,145	$875,000	$7,552,306
6/15/2024	$7,552,306	$665,801	$209,199	$875,000	$6,886,505
12/15/2024	$6,886,505	$684,243	$190,757	$875,000	$6,202,262
6/15/2025	$6,202,262	$703,197	$171,803	$875,000	$5,499,065
12/15/2025	$5,499,065	$722,676	$152,324	$875,000	$4,776,389
6/15/2026	$4,776,389	$742,694	$132,306	$875,000	$4,033,695
12/15/2026	$4,033,695	$763,266	$111,734	$875,000	$3,270,429
6/15/2027	$3,270,429	$784,409	$90,591	$875,000	$2,486,020
12/15/2027	$2,486,020	$806,137	$68,863	$875,000	$1,679,883
6/15/2028	$1,679,883	$828,467	$46,533	$875,000	$851,416
12/15/2028	$851,416	$851,416	$23,584	$875,000	$0

Supplemental Information Concerning the Plan of Distribution

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from Lehman Brothers Holdings Inc. the principal amount of the Notes at the price specified on the cover of this pricing supplement.  The Agent is committed to take and pay for all of the Notes, if any are taken.

The Agent proposes to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at such price.  After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agent.

It is expected that delivery of the Notes will be made against payment therefor more than three business days following the date of this pricing supplement.  Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the Notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.